NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES REPORTS SECOND QUARTER 2010
RESULTS FROM CONTINUING OPERATIONS

LUFKIN, Texas  -  July 21, 2010 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the second quarter of 2010.  All per share numbers have been adjusted to reflect the Company’s 2-for-1 stock dividend which occurred on June 1, 2010.
Earnings from continuing operations for the second quarter of 2010 increased 124% to $10.6 million, or $0.35 per diluted share, compared with $4.7 million, or $0.16 per diluted share, for the second quarter of 2009.  Last year’s second quarter was negatively impacted by an after-tax $1.3 million provision, or $0.04 per diluted share, related to the class-action lawsuit against the Company.  Revenues increased 24% to $152.8 million compared with $123.7 million for the second quarter of 2009.
“We are encouraged by the continued improvement in the operating environment that began in late 2009,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.  “While oil prices were somewhat volatile during the quarter, the trading range continued to support renewed capital spending.
“We were very pleased with the level of international bookings during the second quarter, particularly in the Oilfield Division. This was driven by strong orders from the Middle East and South America along with a 15% increase in orders in our Automation unit. As we indicated in our first quarter earnings release, order intake during that quarter was boosted by several domestic customers who ordered their equipment requirements for the entire year.  While new orders during the second quarter were down 5.9%, orders for new equipment and services exceeded shipments for the third consecutive quarter.  The backlog increased in both divisions, with Oilfield increasing 18% sequentially, after doubling during the first quarter.
“As a result, our combined backlog increased 8.3% to $208.6 million in the second quarter from $192.5 million in the first quarter of 2010, and increased 29% from the $162 million at the end of last year’s second quarter.
 “The increase in activity over the past three quarters has led to an increase in our operating margins as improved capacity utilization at our foundry and in our Oilfield Division factories has helped offset continued pricing pressures in our industry. We anticipate additional margin improvement in the second half as material prices are expected to soften slightly and we continue to leverage improvements in factory utilization.
 “Power Transmission saw continued improvement in the oil and gas, marine and petrochemical market segments.  While projects continued to drift to the right, we received orders for portions of two LNG projects during the quarter, and it appears that confidence is returning to levels that support order placement of larger projects.
“In summary, we remain optimistic that business activity in both divisions will continue to improve during the second half of 2010,” Glick said.
SECOND QUARTER RESULTS
Oilfield Division – Oilfield revenue for the second quarter of 2010 increased 52% to $114.3 million, compared to $75.0 million in the second quarter of 2009, and was up 27% from the first quarter of 2010.   The increase in revenue was led by improved performance from the Automation and Service units and geographically from North America and Latin America. Oilfield’s new order bookings more than tripled from a year ago but were down 3% from the prior quarter to $129.4 million. Bookings in the first quarter benefitted from certain North American customers placing their total annual unit requirements at the beginning of the year, but strong international unit orders in the second quarter offset most of this impact. Oilfield’s backlog increased 18% to $101.7 million at the end of the second quarter from $86.5 million at the end of the first quarter.
Power Transmission Division – Revenues from Lufkin’s Power Transmission products declined 21% to $38.6 million, compared to $48.7 million in last year’s second quarter, but increased 4% from the first quarter of 2010.  New order bookings in Power Transmission declined 15% sequentially and 9% from a year ago to $39.5 million.  Roughly half of the sequential decline in bookings was related to currency adjustments to true-up the Euro denominated backlog.  Power Transmission backlog at June 30, 2010 was $106.9 million, up $1.0 million versus the March 31 level.
Consolidated – Gross profit margin for the second quarter increased to 24.4% of revenues, compared to 21.8% of revenues in last year’s second quarter, and compared to 22.5% in the first quarter of 2010.  This sequential gross margin increase was largely the result of improved leverage on fixed costs.
Operating income more than doubled to $17.0 million in the second quarter of 2010, compared to $6.4 million in last year’s second quarter, which included the pre-tax impact of $2.0 million in additional litigation expense.  Selling, general and administrative expenses as a percentage of revenues declined to 13.3% compared to 15.0% in the prior year period.

OUTLOOK
“The market fundamentals remain solid and support continued investment in the energy sector.  Projections for global oil demand growth should support reasonably stable prices, assuming projected supply and OPEC discipline are maintained.  Consequently, we expect continued growth in revenue during the second half of the year and we expect to generate attractive market opportunities through differentiated products and services, continued investment in new product technologies, and an ongoing focus on safety and operating efficiency,” Glick added.

CONFERENCE CALL
Lufkin will discuss its second quarter financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial (480) 629-9724 and ask for the Lufkin Industries call at least 10 minutes prior to the start of the call. It will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Lufkin’s website at www.lufkin.com under “Events and Presentations.”  A telephonic replay will be available through July 28 by dialing (303) 590-3030 and entering reservation number 4322424#.
 Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	June 30,		June 30,
	2010	2009	2010	2009
Sales	$152,847	$123,739	$279,969	$276,877
Cost of sales	115,507	96,743	214,006	215,698
Gross profit	37,340	26,996	65,963	61,179
Selling, general and administrative expenses	20,313	18,593	39,641	37,023
Litigation reserve	-	2,000	-	5,000
Operating income	17,027	6,403	26,322	19,156

Interest income	26	28	31	888
Interest expense	(120)	(174)	(271)	(301)
Other income (expense), net	(367)	821	(146)	628

Earnings from continuing operations before income tax provision	16,566	7,078	25,936	20,371

Income tax provision	5,964	2,344	9,337	6,537
Earnings from continuing operations	10,602	4,734	16,599	13,834

Loss from discontinued operations, net of tax	(11)	(237)	(16)	(359)
Net earnings	$10,591	$4,497	$16,583	$13,475

Basic earnings per share:
Earnings from continuing operations	$0.35	$0.16	$0.56	$0.47
Loss from discontinued operations	$-	$(0.01)	$-	$(0.01)
Net earnings	$0.35	$0.15	$0.56	$0.46

Diluted earnings per share:
Earnings from continuing operations	$0.35	$0.16	$0.55	$0.47
Loss from discontinued operations	$-	$(0.01)	$-	$(0.01)
Net earnings	$0.35	$0.15	$0.55	$0.46

Dividends per share	$0.125	$0.125	$0.25	$0.25

Weighted average number of shares outstanding
Basic	29,929,176	29,721,606	29,871,425	29,721,598
Diluted	30,250,402	29,795,400	30,171,203	29,790,244

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	June 30,	Dec. 31,
	2010	2009
Current assets	$324,693	$318,632
Total assets	566,561	541,590
Current liabilities	76,475	64,888
Long-term debt	800	1,516
Shareholders’ equity	452,258	435,678
Working capital	248,218	253,744

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Sales:
Oilfield	$114,264	$74,994	$204,184	$186,677
Power transmission	38,583	48,745	75,785	90,200
Total	$152,847	$123,739	$279,969	$276,877

		June 30,	March 31,	June 30,
		2010	2010	2009
Backlog:
Oilfield		$101,688	$86,540	$53,122
Power transmission		106,890	105,988	109,138
Total		$208,578	$192,528	$162,260

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30,
	2010	2009
Earnings from continuing operations	$10,602	$4,734

Plus: Litigation reserve, net of tax	-	1,280

Adjusted net earnings from continuing operations	$10,602	$6,014

Diluted earnings per share:
Earnings from continuing operations	$0.35	$0.16
Plus: Litigation reserve	$-	$0.04
Adjusted net earnings	$0.35	$0.20

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